UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2011

ITT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	1-5672	13-5158950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

(914) 641-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2011, the Board of Directors of ITT Corporation (“ITT” or the “Company”) determined to increase the size of the Board of Directors (the “Board”) of the Company from eight to nine directors, effective immediately. In connection therewith, the Board elected Orlando Ashford to the Board, effective immediately, to serve as a Director until ITT’s 2012 Annual Meeting and the election and qualification of his successor or, if earlier, until his death or resignation or removal from the Board.

Mr. Ashford is the senior vice president, chief human resources and communications officer for Marsh & McLennan Companies. Previously, he served as group director of human resources for Eurasia and Africa for the Coca-Cola Company and vice president of global human resources strategy and organizational development for Motorola Inc. He has also held leadership positions with Mercer Delta Consulting, Ameritech and Andersen Consulting. Mr. Ashford is on the Board of Directors for the Executive Leadership Council (ELC) and serves on advisory boards for Purdue University School of Technology, the NFL Players Association and The Ladders. He is also on the Board of Directors for Streetwise Partners.

As a non-employee director, Orlando Ashford shall (A) receive director fees of $100,000 per annual tenure in cash and (B) be granted $90,000 per annual tenure in restricted stock units that will vest the business day prior to the 2012 annual meeting of the Company. The annual compensation for the remainder of his 2011 – 2012 tenure is as follows: $41,666.67 in cash, and $37,500 in restricted stock units, to be paid or granted promptly.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release issued by ITT Corporation, dated December 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION

Date: December 19, 2011	By:	/s/ Burt M. Fealing
Burt M. Fealing
	Its:	Senior Vice President, General Counsel and Secretary (Authorized Officer of Registrant)

EXHIBIT INDEX

99.1	Press Release issued by ITT Corporation, dated December 14, 2011